Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 8, 2022 with respect to the consolidated financial statements of PepGen Inc. and subsidiaries, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Phoenix, Arizona
April 15, 2022